Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2007 relating to the statement of net assets available for benefits of Old Republic International Corporation Employees Savings and Stock Ownership Plan (the “Plan”) as of December 31, 2006 contained in the Annual Report on Form 11-K for the year ended December 31, 2006.We also consent to the incorporation by reference of our report dated June 14, 2007 on Form 11-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

                                                        /s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.
Minneapolis, Minnesota
December 3, 2007